As filed with the Securities and Exchange Commission on March 15, 2023

Registration No. 333-255376

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 23

to

Form S-11

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Ares Industrial Real Estate Income Trust Inc.

(Exact name of registrant as specified in its charter)

One Tabor Center

1200 Seventeenth Street, Suite 2900

Denver, Colorado 80202

Telephone (303) 228-2200

(Address of principal executive offices)

Jeffrey W. Taylor

Partner, Co-President

Ares Industrial Real Estate Income Trust Inc.

One Tabor Center

1200 Seventeenth Street, Suite 2900

Denver, Colorado 80202

Telephone (303) 228-2200

(Name, address and telephone number of agent for service)

copies to:

Alice L. Connaughton

Morrison & Foerster LLP

2100 L Street, NW, Suite 900

Washington, DC 20037

(202) 887-1500

Approximate date of commencement of proposed sale to the public: This post-effective amendment is being filed pursuant to Rule 462(d) under the Securities Act and will be effective upon filing.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ Registration No. 333-255376

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐	Smaller reporting company	☐
Non-accelerated filer	☒			Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 23 to the Registration Statement on Form S-11 (Registration No. 333-255376) of Ares Industrial Real Estate Income Trust Inc. is filed pursuant to Rule 462(d) solely to add certain exhibits not previously filed with respect to such Registration Statement.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 36. Financial Statements and Exhibits

(b) Exhibits. The following exhibit is filed as part of this Registration Statement:

Exhibit Number	Exhibit
99.1	Consent of Altus Group U.S. Inc.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Post-Effective Amendment No. 23 to Form S-11 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on March 15, 2023.

ARES INDUSTRIAL REAL ESTATE INCOME TRUST INC.

By:	/s/ JEFFREY W. TAYLOR
Jeffrey W. Taylor Partner, Co-President (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 23 to Form S-11 registration statement has been signed by the following persons in the following capacities on March 15, 2023.

Signature	Title

*	Co-Chairman of the Board of Directors
William S. Benjamin

*	Co-Chairman of the Board of Directors
Dwight L. Merriman III

*	Director
Marshall M. Burton

*	Director
Charles B. Duke

*	Director
Rajat Dhanda

*	Director
John S. Hagestad

*	Director
Stanley A. Moore

/s/ JEFFREY W. TAYLOR	Partner, Co-President
Jeffrey W. Taylor	(Principal Executive Officer)

/s/ SCOTT A. SEAGER	Managing Director, Chief Financial Officer and Treasurer
Scott A. Seager	(Principal Financial Officer and Principal Accounting Officer)

*By: /s/ SCOTT A. SEAGER	Attorney-in-Fact
Scott A. Seager